UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 27, 2012

Nash-Finch Company

(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 France Avenue South, Minneapolis, Minnesota	55435
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 832-0534

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 27, 2012, Nash-Finch Company (the “Company”) and its subsidiaries entered into Amendment No. 1 (the “Amendment”) to its Credit Agreement dated as of December 21, 2011 among the Company, its subsidiaries,  Wells Fargo Capital Finance, LLC, as Administrative Agent and Collateral Agent and the Lenders party thereto (the “Credit Agreement”).

Among other things, the Amendment (i) increases the commitments under the Credit Agreement by $70.0 million to $590.0 million, including within the increase a first-in last-out tranche (“FILO Tranche Loans”) of $30.0 million which amortizes by $2.5 million on the first day of each fiscal quarter beginning March 24, 2013, (ii) extends the maturity of the Credit Agreement by one year to December 21, 2017, and (iii) provides for increases to advance rates of certain components of the borrowing base as well as permits the inclusion of asset classes in the borrowing base that were previously excluded.

The Company can elect, at the time of borrowing, for loans to bear interest at a rate equal to either base rate or LIBOR plus a margin.  The LIBOR interest rate margin can vary quarterly in 0.25% increments between three pricing levels ranging from 1.50% to 2.00%, except for FILO Tranche Loans which bear interest at a rate equal to LIBOR plus 2.75%.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed as part of this Current Report on Form 8-K:

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nash-Finch Company

November28, 2012	By:	/s/ Kathleen M. Mahoney Name: Kathleen M. Mahoney
Title: Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 1, dated as of November 27, 2012, to the Credit Agreement dated December 21, 2011.